Eden Bioscience Announces First Quarter 2005 Financial Results

BOTHELL, WA -- 04/28/2005 -- Eden Bioscience Corporation (NASDAQ: EDEN), which develops, manufactures and markets innovative, natural protein-based products for improving crop production and protecting plants, today announced financial results for its first quarter ended March 31, 2005.

Product sales, net of sales allowances, for the first quarter of 2005 were $1,154,000, which compares to net product sales of $213,000 in the same period of 2004. This includes the reduction of $91,000 in 2005 and $95,000 in 2004 of sales allowance liabilities recognized in prior quarters that will not be paid because actual amounts earned by distributors were less than amounts previously estimated. Excluding these reductions of sales allowance liabilities, net product sales totaled $1,063,000 in the first quarter of 2005, which compares to $118,000 in the first quarter of 2004. Net loss in the first quarter of 2005 was $1.7 million, or $0.07 per weighted average common share, compared to a net loss of $2.3 million, or $0.10 per weighted average common share, in the first quarter of 2004. Per-share loss amounts for the quarters are based on weighted average common shares of 24.4 million in 2005 and 2004.

"Sales of Messenger products to agricultural distributors increased over seven times compared to the first quarter of 2004 and represented approximately 25% of total sales for the quarter while sales in our Home and Garden segment increased by 123% over the comparable quarter and represented approximately 17% of our quarterly sales. Sales of our new products -- N-Hibit, ProAct, and MightyPlant -- provided over 50% of total quarter sales," said Rhett Atkins, President and CEO. "We expected our sales of Messenger to increase in the first quarter with the completion of last year's price adjustment program and we also expected strong growth to continue in the Home and Garden market. We are pleased that our sales of new products exceeded sales of our existing products and we expect second quarter sales should exceed the first quarter sales across our product line."

Cash and investments as of March 31, 2005, totaled $9.9 million, compared with $11.9 million at December 31, 2004.

Conference Call

Eden Bioscience will host a live conference call and Webcast to discuss its first quarter 2005 financial results on Thursday, April, 28, 2005, at 5 p.m. Eastern Time (2 p.m. Pacific Time), featuring remarks by Rhett Atkins, President and CEO, and Brad Powell, CFO. The live Webcast and replay of the call will be available until May 5, 2005, at www.edenbio.com/in/inmain.html.

About Eden Bioscience

Eden Bioscience is a plant technology company focused on developing, manufacturing and marketing innovative, natural protein-based products for agriculture. We believe that our technology and products provide growers with new tools to improve crop production and plant protection. Our products are based on naturally occurring proteins called "harpins," which activate a plant's intrinsic ability to protect itself through growth and stress-defense responses. These responses enhance overall plant health, improve plant vigor and stamina, and result in improved crop quality, yield, and/or shelf life. Our headquarters are at 3830 Monte Villa Parkway, Suite 100, Bothell, WA 98021-7266, 425-806-7300; www.edenbio.com.

(c) 2005 Eden Bioscience Corporation. Always read and follow label instructions before buying or using this product. Messenger® and Eden Bioscience® are registered trademarks of Eden Bioscience Corporation.

FORWARD LOOKING STATEMENTS: Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, among which include our expectation that second quarter 2005 sales should exceed first quarter 2005 sales across our product line. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company's actual results include, among others, unsuccessful development and commercialization of our products; inability to develop adequate sales and marketing capabilities; history of losses and expectation that losses will continue; unsuccessful research in specific target crops; economic conditions in agriculture; and unfavorable weather conditions. More information about these and other factors that potentially could affect the Company's financial results is included in Eden Bioscience's most recent annual report on Form 10-K and in its other public filings filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Eden Bioscience undertakes no obligation to update any forward-looking statements.

               EDEN BIOSCIENCE CORPORATION AND SUBSIDIARIES

             CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)

                                               Three Months Ended March 31,
                                                    2005           2004
                                                 -----------   -----------

Product sales, net of sales allowances (a)       $ 1,154,486   $   213,401

Operating expenses:
        Cost of goods sold                           528,317       657,997
        Research and development                     926,317       676,309
        Selling, general and administrative        1,454,704     1,276,698
                                                 -----------   -----------
                Total operating expenses           2,909,338     2,611,004
                                                 -----------   -----------
                Loss from operations              (1,754,852)   (2,397,603)
                                                 -----------   -----------

Other income (expense):
        Interest income                               68,305        51,923
        Interest expense                                (281)         (719)
                                                 -----------   -----------
                Total other income (expense)          68,024        51,204
                                                 -----------   -----------

                Loss before income taxes          (1,686,828)   (2,346,399)
Provision for income taxes                                 -             -
                                                 -----------   -----------
                Net loss                         $(1,686,828)  $(2,346,399)
                                                 ===========   ===========

Basic and diluted net loss per share             $     (0.07)  $     (0.10)
                                                 ===========   ===========

Weighted average shares outstanding
 used to compute net loss per share               24,381,870    24,361,990
                                                 ===========   ===========

(a) Includes the elimination of $91,371 in 2005 and $95,237 in 2004 of sales allowance liabilities recognized in prior quarters that will not be paid because actual amounts earned by distributors were less than amounts previously estimated.

                  EDEN BIOSCIENCE CORPORATION AND SUBSIDIARIES

                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (Unaudited)

                                                  March 31,   December 31,
                                                    2005          2004
                                                ------------  ------------
ASSETS
Current assets:

   Cash and cash equivalents                    $  9,934,817  $ 11,860,385
   Accounts receivable, net of sales allowances      732,301        39,946
   Inventory                                       3,733,963     3,487,586
   Prepaid expenses and other current assets         585,900       498,670
                                                ------------  ------------
     Total current assets                         14,986,981    15,886,587
Property and equipment, net                       13,070,147    13,887,573
Other assets                                       1,568,674     1,561,902
                                                ------------  ------------
     Total assets                               $ 29,625,802  $ 31,336,062
                                                ============  ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                             $    354,040  $    190,648
   Accrued liabilities                             1,135,364     1,206,411
   Current portion of accrued loss on
    facility subleases                               511,329       507,748
   Current portion of capital lease obligations        8,409        11,572
                                                ------------  ------------
     Total current liabilities                     2,009,142     1,916,379
Accrued loss on facility subleases, net of
 current portion                                   1,908,407     2,037,613
Capital lease obligations, net of current
 portion                                                   -           761
Other long-term liabilities                          791,307       771,934
                                                ------------  ------------
     Total liabilities                             4,708,856     4,726,687
                                                ------------  ------------

Commitments and contingencies

Shareholders' equity:
   Preferred stock, $.01 par value, 10,000,000
    shares authorized; no shares issued and
    outstanding at March 31, 2005 and
    December 31, 2004                                      -             -
   Common stock, $.0025 par value, 100,000,000
    shares authorized; 24,381,870 issued and
    outstanding shares at March 31, 2005
    and December 31, 2004                             60,955        60,955
   Additional paid-in capital                    132,535,982   132,535,982
   Cumulative translation adjustment                 (43,276)      (37,675)
   Accumulated deficit                          (107,636,715) (105,949,887)
                                                ------------  ------------
     Total shareholders' equity                   24,916,946    26,609,375
                                                ------------  ------------
     Total liabilities and shareholders'
      equity                                    $ 29,625,802  $ 31,336,062
                                                ============  ============

CONTACT
Bradley S. Powell
Eden Bioscience
425-984-2135
fax: 425-806-7400
investorinfo@edenbio.com